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                                                                   EXHIBIT 99(a)



[AVISTA CORP. LOGO]

                                                                    NEWS RELEASE
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CONTACT:  Media:  Patrick Lynch (509) 495-4246   pat.lynch@avistacorp.com
          Investors:  Angela Teed (509) 495-2930  angela.teed@avistacorp.com


                                                          FOR IMMEDIATE RELEASE:
                                                                    June 3, 2002
                                                                   7:45 a.m. EDT

                  AVISTA CORP. REACHES ALL-PARTY SETTLEMENT ON
              REMAINING ISSUES OF ITS WASHINGTON ELECTRIC RATE CASE
                 SETTLEMENT INCLUDES ENERGY RECOVERY MECHANISM;
                   NO ADDITIONAL INCREASE IN ELECTRIC PRICES

SPOKANE, WASH.: The parties representing all participants in Avista Corp.'s (NYSE: AVA) Washington general electric rate case filing have reached a settlement agreement that resolves all remaining issues in the case, which is currently pending before the Washington Utilities and Transportation Commission
(WUTC).

        In the stipulation filed May 31, the parties--including Avista, the WUTC staff, the Public Counsel Section of the Washington Attorney General's Office and the Industrial Customers of Northwest Utilities--have requested that the Washington commission approve the settlement to become effective by July 1, 2002. The commission is expected to hold hearings on the settlement in mid-June, along with a public hearing.

        The settlement agreement, if approved by the WUTC, would provide early resolution to all issues related to Avista's Washington general electric rate case, which the company filed in December 2001. There would be no incremental price increase to Avista's Washington electric customers.

        "We are pleased with this settlement because it allows us to continue to strengthen our utility business and further address the long-term financial needs of our company without additionally raising electric rates to our customers," said Gary G. Ely, Avista Corp. board chairman, president and chief executive officer.

        Included in the issues resolved by the settlement is the establishment of an Energy Recovery Mechanism (ERM), similar to the power cost adjustment mechanism Avista already has in place in Idaho. The ERM will allow Avista to adjust electric rates up or down over time to reflect changes in power supply-related costs. As proposed, Avista will absorb or benefit from the first $9 million annually of energy cost differences above or below the amount included in base retail rates. Ninety percent of the energy cost differences exceeding the initial $9 million would be deferred for later rebate or surcharge to customers.

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        "The Energy Recovery Mechanism will provide us with a measure of financial stability and allow an additional means for power cost recovery. Our customers, in turn, will benefit from lower financing costs over time," Ely said.

        The all-party agreement also requests that previous WUTC-approved price increases--totaling 31.2 percent since October 2001--be restructured to reflect the company's ongoing costs of providing service to customers. If approved by the WUTC, 19.3 percent of the prior price increase would be assigned to base retail rates and contribute to earnings, reflecting resolution of the company's general rate increase request, including recovery of costs associated with additional generating plants being placed into service. The remaining 11.9 percent would be used to continue to recover allowable deferred power costs over a period projected to extend through 2007.

        As part of the settlement agreement, Avista will continue certain measures designed to help mitigate the impact on customers of prior rate increases. These measures include an annual contribution of $150,000 to Project Share--an emergency energy assistance fund--until the electric deferral balance reaches zero. Other measures include extending the winter low-income payment program, continuing the promotion of Avista's Comfort Level Billing plan, and building additional customer awareness of Project Share and the company's Customer Assistance Referral and Education Service (CARES) program.

        Approval of the general rate case settlement would conclude several months of rate-related proceedings brought before the WUTC by Avista. These proceedings include a filing last November to determine the prudence and recoverability of power costs the company had been deferring since July 2000. The WUTC approved a settlement related to that filing in March of this year, authorizing recovery of 90 percent of deferred power costs and resulting in a
6.2 percent increase in electric rates for Washington customers. In September 2001, the WUTC also approved a 25 percent electric surcharge to help offset the extraordinary costs Avista had incurred to purchase electricity to serve its customers.

        Approximately 67 percent of the company's annual electric revenues are derived from eastern Washington where the company serves 210,000 electric customers.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

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        This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2001, and Form 10-Q for the quarter ended March 31, 2002.

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